Exhibit 5

United States Steel Corporation

Law Department

600 Grant Street

Pittsburgh, PA 15219-2800

412 433 2877

Fax: 412 433 2811

email: rmstanton@uss.com

Robert M. Stanton

Assistant General Counsel-

Corporate & Assistant Secretary

March 15, 2012

Board of Directors

United States Steel Corporation

600 Grant Street

Pittsburgh, PA 15219

Ladies and Gentlemen:

I am Assistant General Counsel—Corporate and Assistant Secretary of United States Steel Corporation, a Delaware corporation (the “Corporation”) and I am familiar with (i) the Registration Statement on Form S-3 filed on February 24, 2010 (the “Registration Statement”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), which relates to the proposed sale from time to time of the Corporation’s senior debt securities, subordinated debt securities, shares of common stock, $1.00 par value per share, shares of preferred stock, without par value, depositary shares, warrants, stock purchase contracts and stock purchase units (collectively referred to herein as the “Securities”) and (ii) the related Prospectus dated February 24, 2010 as supplemented by the Prospectus Supplement dated March 12, 2012 relating to the offer and sale by the Company of $400,000,000 aggregate principal amount of 7.500% Notes due 2022 (the “Notes”) .

The Notes are to be issued pursuant to that certain Indenture, dated as of May 21, 2007, between the Corporation and The Bank of New York Mellon, formerly known as The Bank of New York, as supplemented by the First Supplemental Indenture, dated as of May 21, 2007, the Second Supplemental Indenture, dated as of December 10, 2007, the Third Supplemental Indenture, dated as of May 4, 2009, the Fourth Supplemental Indenture, dated as of March 19, 2010 and the Fifth Supplemental Indenture, dated as of March 15, 2012 and sold pursuant to the Underwriting Agreement dated March 12, 2012 with J.P. Morgan Securities LLC, as representative of the several underwriters listed on Schedule 1 thereto.

I have examined, or caused those acting under my supervision to have examined such instruments, documents and records as I deemed relevant and necessary for the basis of the opinions set forth below. In connection with the delivery of this opinion, I have assumed (a) the authenticity of all original documents and the genuineness of all signatures; (b) the conformity to the originals of all documents submitted to me as copies; and (c) the truth, accuracy and completeness of the information, representations and warranties contained in the records, documents, instruments and certificates I have reviewed.

Based upon the foregoing, I am of the opinion that the Notes constitute the legal, valid and binding obligations of the Corporation enforceable against it in accordance with the terms thereof.

The opinion set forth above is subject to (a) the effect of any bankruptcy, insolvency, reorganization, moratorium, arrangement or similar laws affecting the rights and remedies of creditors generally, including the effect of statutory or other laws regarding fraudulent transfers or preferential transfers; (b) general principles of equity, including concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance, injunctive relief or other equitable remedies, regardless of whether enforceability is considered in a proceeding in equity or at law; and (c) general matters of public policy. I express no opinion regarding the effectiveness of (i) any waiver of stay, extension or usury laws or of unknown future rights; or (ii) provisions relating to indemnification, exculpation or contribution, to the extent that such provisions may be held unenforceable as contrary to federal or state securities laws.

I am admitted to practice law in the Commonwealth of Pennsylvania, and I express no opinion as to the laws of any other jurisdiction, other than the federal laws of the United States of America and the General Corporation Law of the State of Delaware. As the Indentures provide that the Debt Securities are governed by the laws of the State of New York, the foregoing opinion should be understood to conclude that (a) a Pennsylvania court or a Federal court sitting in Pennsylvania would give effect to the choice of New York law to govern the Debt Securities, and (b) under the internal laws of the Commonwealth of Pennsylvania the Debt Securities will (subject to the conditions set forth above) be legal, valid and binding obligations of the Corporation enforceable against it in accordance with the terms thereof.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of my name in the Registration Statement and the prospectus that forms a part thereof. In giving such consent, I do not admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,
/s/ Robert M. Stanton
Robert M. Stanton